Exhibit 4         Annuity Policy, Form VA92

                    UNITED INVESTORS LIFE INSURANCE COMPANY

                            A Missouri Stock Company

WE WILL PAY the monthly annuity payments to the annuitant starting on the retirement date, as provided in this policy; and

WE WILL PROVIDE the other rights and benefits of this policy.

Payment of any benefits and all other rights are subject to the terms of this policy. This policy is issued in consideration of the application and payment of the initial purchase payment.

"FREE LOOK" PERIOD - You may cancel this policy by returning it by the 10th day after you receive it. You may return it to us or to the agent who sold it to you. When we receive the policy, we will cancel it and refund the purchase payment that was paid.

POLICY VALUE - The policy value of this policy may increase or decrease daily depending on the investment experience of the investment divisions.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.

John H. Livingston                                 James L. Sedgwick
Secretary                                          President



ANNUITANT:          JOHN DOE      ISSUE AGE:        35 MALE

POLICY DATE:        JAN 01, 1996  POLICY NUMBER:    1234567

RETIREMENT DATE:    JAN 01, 2046  INITIAL PURCHASE
                                  PAYMENT:          $10,000.00




                        DEFERRED VARIABLE ANNUITY POLICY
                 Annuity payments begin on the retirement date.
    Death benefit payable at annuitant's death prior to the retirement date. Purchase payments are flexible, subject to the limits described herein.
          This policy is nonparticipating. Dividends are not payable.

                           GUIDE TO POLICY PROVISIONS


                                Section

Additional Purchase Payments..        5
Age and Sex...................        2
Assignment....................        7
Beneficiary...................        7
Change of Beneficiary.........        7
Death Benefit.................        4
Definitions...................        1
Delay in Payments.............       13
Errors in Age or Sex..........        6
Initial Purchase Payment......        2
Investment Divisions..........       12
Annuity Provisions............        8
Policy Date...................        2
Purchase Payment Provisions...        5
Termination of Policy.........       10
Variable Account..............       11
Variable Account Value........        1
Withdrawals...................        9

                                 1. DEFINITIONS
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Annuitant - The person on whose life annuity payments depend. If the Contract Owner names more than one person as an "Annuitant", the second person named shall be referred to as "Co-Annuitant". All provisions based on the date of death of the "Annuitant" prior to the Retirement Date will be based on the date of death of thelast to survive of the "Annuitant" or "Co-Annuitant". The "Annuitant" and "Co-Annuitant" will be referred to collectively at the "Annuitant".

You, Your - The owner of this policy. The owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this policy.

We, Our, Us - United Investors Life Insurance Company.

Accumulation Unit - An accounting unit used prior to the retirement date to calculate the policy value.

Age - The issue age shown under Policy Data as determined by us from the birthdate stated in the application. Attained ages are determined from the policy date. We use age nearest birthdate.

Annuity Unit - An accounting unit used after the retirement date to calculate the value of variable annuity payments.

Investment Divisions - The investment divisions named under Policy Data. Each is part of a variable account of ours.

Net Purchase Payment - The purchase payment less any deduction for premium taxes.

Policy Anniversary - The same day and month as the policy date each year that the policy remains in force.

Policy Date - The date from which policy anniversaries and policy years are determined. Your policy date is shown under Policy Data.

Policy Value - The variable account value prior to the retirement date.

Retirement Date - The date on which annuity payments are to start. The retirement date is shown under Policy Data, unless changed.

Surrender Value - The Policy Value less any withdrawal charges and premium taxes.

Valuation Date - Each day that the New York Stock Exchange is open for trading.

Valuation Period - The interval of time between a valuation date and the next valuation date. It is measured from the closing of the New York Stock Exchange.

Variable Account Value - The sum of the values of the investment divisions under this policy.

Variable Annuity - An annuity with payments which vary in amount with the investment experience of the variable account.

Written Request - A request in writing signed by you.

                                2.  POLICY DATA
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ANNUITANT:              JOHN DOE             ISSUE AGE:          35 MALE

POLICY DATE:            JAN 01, 1996         POLICY NUMBER:      1234567

RETIREMENT DATE:        JAN 01, 2046         INITIAL PURCHASE
                                             PAYMENT:            $10,000.00

POLICY:                 DEFERRED VARIABLE ANNUITY

MINIMUM INITIAL PURCHASE PAYMENT:

NONQUALIFIED POLICIES:                                           $5,000

QUALIFIED POLICIES:                                              $1,200
     AS AN EXCEPTION, WE WILL ACCEPT $100 PER MONTH
     (AT LEAST $1,200 THE FIRST YEAR) IF PURCHASE
     PAYMENTS ARE PAID BY MEANS OF A BANK DRAFT OR
     GROUP PAYMENT METHOD APPROVED IN ADVANCE BY US.

MINIMUM ADDITIONAL PURCHASE PAYMENTS:                            $100

MAXIMUM TOTAL PURCHASE PAYMENTS:                                 $500,000

MINIMUM PARTIAL WITHDRAWAL:                                      $250

MINIMUM POLICY VALUE AFTER PARTIAL WITHDRAWAL:                   $2,000

PARTIAL WITHDRAWAL WAITING PERIOD:          ONE YEAR FROM POLICY DATE

                              INVESTMENT DIVISIONS
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INVESTMENT DIVISION                      INVESTMENT PORTFOLIO
-------------------------                -----------------------------
ASSET STRATEGY DIVISION                  ASSET STRATEGY PORTFOLIO
BALANCED DIVISION                        BALANCED PORTFOLIO
BOND DIVISION                            BOND PORTFOLIO
GROWTH DIVISION                          GROWTH PORTFOLIO
HIGH INCOME DIVISION                     HIGH INCOME PORTFOLIO
INCOME DIVISION                          INCOME PORTFOLIO
INTERNATIONAL DIVISION                   INTERNATIONAL PORTFOLIO
LIMITED-TERM BOND DIVISION               LIMITED-TERM BOND PORTFOLIO
MONEY MARKET DIVISION                    MONEY MARKET PORTFOLIO
SMALL CAP DIVISION                       SMALL CAP PORTFOLIO
SCIENCE & TECHNOLOGY DIVISION            SCIENCE & TECHNOLOGY PORTFOLIO

EACH INVESTMENT DIVISION IS PART OF A VARIABLE ACCOUNT OF UNITED
INVESTORS LIFE INSURANCE COMPANY.

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ANNUAL DEDUCTION FOR:

 SALES EXPENSES:                    .85% OF EACH PURCHASE PAYMENT
                                    ON EACH OF THE FIRST TEN POLICY
                                    ANNIVERSARIES FOLLOWING RECEIPT
                                    OF THE PURCHASE PAYMENT

 ADMINISTRATIVE EXPENSES:           $50 ON EACH POLICY ANNIVERSARY

MORTALITY AND EXPENSE RISK CHARGE:  .002454% PER DAY, EQUIVALENT TO
                                    .90% PER YEAR

DEDUCTION FOR PREMIUM TAXES:        AS INCURRED


                        TABLE OF WITHDRAWAL CHARGE RATES
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POLICY ANNIVERSARIES
SINCE RECEIPT OF         WITHDRAWAL
PURCHASE PAYMENT         CHARGE RATE

          0                   8%
          1                   7%
          2                   6%
          3                   5%
          4                   4%
          5                   3%
          6                   2%
          7                   1%
          8 OR MORE           0%

THE WITHDRAWAL CHARGE IS DETERMINED BY MULTIPLYING EACH PURCHASE PAYMENT INCLUDED IN THE WITHDRAWAL BY THE WITHDRAWAL CHARGE RATE APPLICABLE TO THE YEAR IN WHICH THE PURCHASE PAYMENT WAS RECEIVED.

SEE WITHDRAWALS PROVISION ON PAGE 10.

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               FIXED ACCOUNT - TABLE OF GUARANTEED MINIMUM VALUES
               --------------------------------------------------

                        GUARANTEED INTEREST RATE: 4.00%

  END OF            MINIMUM ACCOUNT     SURRENDER
POLICY YEAR              VALUE            VALUE
-----------         ---------------     ---------
      1                10,400             9,600
      2                10,676             9,976
      3                10,962            10,362
      4                11,260            10,760
      5                11,570            11,170
      6                11,893            11,593
      7                12,228            12,028
      8                12,577            12,477
      9                12,939            12,939
     10                13,317            13,317

     11                13,709            13,709
     12                14,205            14,205
     13                14,721            14,721
     14                15,258            15,258
     15                15,817            15,817
     16                16,397            16,397
     17                17,001            17,001
     18                17,629            17,629
     19                18,282            18,282
     20                18,962            18,962

VALUES SHOWN ABOVE ARE BASED ON THE ASSUMPTION THAT:

(1) $10,000 purchase payment is received and allocated 100 % to the Fixed Account. Purchase payments shown are net of premium taxes due, if any; and
(2)  there are no additional purchase payments made; and
(3)  there are no partial withdrawals.

If purchase payments are otherwise paid or allocated or if there are partial withdrawals, the values will be adjusted in accordance with the provisions of the Policy.

THE POLICY VALUE of this Policy prior to the Retirement Date is equal to the Variable Account Value plus the Fixed Account Value. Variable Account Values are not guaranteed.



                                    PAGE 4A

                             3. AMOUNT OF PROCEEDS
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The proceeds payable by this policy are:
*    Upon the death of the annuitant, the death benefit.
*    On the retirement date, the policy value less any withdrawal charges
* On surrender of the policy prior to the retirement date, the policy value less any withdrawal charges.
* On or after the retirement date, any proceeds will be determined by the Annuity Payment Option in effect.

                                4. DEATH BENEFIT
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ANNUITANT'S DEATH BEFORE THE RETIREMENT DATE - The death benefit payable if the annuitant dies while this policy is in force is the greater of:
1. the total purchase payments made, less any amounts withdrawn, less any withdrawal charges on the amounts withdrawn; and less any transaction charges; or
2.   the policy value on the date of death.

ANNUITANT'S DEATH AFTER THE RETIREMENT DATE - If the annuitant dies after the retirement date, the amount payable, if any, will be as provided in the annuity payment option then in effect.

PAYMENT OPTIONS - The death benefit may be paid in a lump sum, or under one of the annuity payment options.

                         5. PURCHASE PAYMENT PROVISIONS
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ALLOCATION OF PURCHASE PAYMENTS - You may choose any whole percentage for each investment division from 0% to 100%.

INITIAL PURCHASE PAYMENT - Between the date the initial purchase payment was received and the policy date, we will credit interest on the initial purchase payment as if it had been invested in the Money Market Investment Division.

Beginning on the policy date and ending on the seventeenth day after the policy date or the first valuation date thereafter, the initial net purchase payment, plus any accrued interest, will be allocated to the Money Market Investment Division.

On the seventeenth day after the policy date, the policy value will be allocated among the investment divisions according to the allocation percentages you specified in your application.

ADDITIONAL PURCHASE PAYMENTS - You may make additional purchase payments prior to the retirement date provided they equal or exceed the minimum amount shown under Policy Data.

On the date we receive an additional purchase payment, the net additional purchase payment will be allocated to the investment divisions according to your instructions in effect; or if no instructions are in effect, in the proportions that the value of each investment division bears to the variable account value.

MAXIMUM TOTAL PURCHASE PAYMENTS - Total purchase payments may not exceed the maximum shown under Policy Data, unless we agree.

                             6.  GENERAL PROVISIONS
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THE CONTRACT - This policy, including the application, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement shall be used to void this policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Home Office. We may require you to submit this policy before we approve changes or pay benefits.

ERRORS IN AGE AND SEX - If the annuitant's age or sex is misstated, the benefits under this policy will be those the purchase payments paid would have purchased at the correct age and sex.

INCONTESTABILITY - This policy will not be contested.

EVIDENCE OF SURVIVAL - Where any payments under this policy depend on the recipient being alive, we may require proof of survival prior to making the payments.

STATE LAWS - This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

ANNUAL REPORT - At least once a year prior to the retirement date, we will send you a report which shows the following information:
1.  the current policy value;
2.  all purchase payments since the last report;
3.  all charges since the last report;
4.  all partial withdrawals since the last report;
5.  the current surrender value; and
6.  the current death benefit.

REQUIRED DISTRIBUTIONS PURSUANT TO IRC SEC 72(s) - If either the policy owner or joint owner dies before the entire interest in the policy is distributed:
1. In general the following applies: (a) If death occurs on or after the retirement date, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death; (b) If death occurs before the retirement date, the entire interest in this policy will be distributed within 5 years after the date of death.

2. There is an exception to (1) above, if the person to whom ownership of this policy passes by reason of such death (hereafter referred to as the "owner's designated beneficiary"), chooses to take any portion of his interest in this policy as an annuity, to be paid to himself or for his benefit, then such portion shall be treated as distributed on the date distributions begin, provided: (a) such distributions begin no later than 1 year after the death of the owner or joint owner, whichever is first, or such later date as may be prescribed by federal regulations; and (b) such portion will be distributed, in accordance with regulations, either over the lifetime of the owner's designated beneficiary, or over a period not extending beyond his life expectancy.

3.   Special rule where surviving spouse is the owner's designated beneficiary:
     If the owner's designated beneficiary is the surviving spouse of the deceased owner or joint owner, then paragraphs (1) and (2) shall be applied by treating such spouse as the original policy owner.

                            7. OWNER AND BENEFICIARY
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OWNER - The original owner of this policy is as shown in the application. Unless you provide otherwise, you may exercise all rights granted by this policy during the annuitant's lifetime. If there is more than one owner at a given time, all must exercise the rights of ownership by joint action.

BENEFICIARY - The original beneficiary of this policy is as shown in the application. If no beneficiary is living at the death of the annuitant, the proceeds will be paid to you, if you are living, or to your estate.

CHANGE IN POLICY OWNER AND BENEFICIARY - Unless you provide otherwise in writing to us, you may change the owner or beneficiary during the lifetime of the annuitant. Changes must be made by written request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing.

ASSIGNMENT - You may assign this policy. However, no assignment will bind us until it is filed in writing at our Home Office. When it is filed, your rights and the rights of any beneficiary will be subject to it. We will not be responsible for the validity of any assignment.

                             8.  ANNUITY PROVISIONS
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RETIREMENT DATE - The first annuity payment will be made as of the retirement date. This date is shown under Policy Data. It may be the first day of any calendar month commencing 30 days after the policy date regardless of the Annuitant's age.

CHANGE OF RETIREMENT DATE - You may change the retirement date, if:
1.  you tell us in writing; and
2.  you tell us at least 30 days prior to the new date.

ANNUITY PAYMENT OPTIONS - You may choose one or more of the following forms of annuity payment. We may require that you exchange this contract for a supplemental contract which provides the annuity payments.

Option 1: Life Annuity With No Guaranteed Period - This provides monthly annuity payments during the lifetime of the annuitant. No payment will be made after the death of the annuitant.

Option 2: Joint Life Annuity Continuing To The Survivor - This provides monthly annuity payments during the lifetime of the annuitant and a joint annuitant. Payments will continue to the survivor during the survivor's remaining lifetime.

Option 3: Life Annuity With 120 or 240 Monthly Payments Guaranteed - This provides monthly annuity payments during the lifetime of the annuitant. A guaranteed period of 120 or 240 months may be chosen. If the annuitant dies prior to the end of this guaranteed period, payments will be made to the beneficiary until the end of the guaranteed period

Option 4: Any form of annuity satisfactory to both us and the annuitant - Selection of the annuity option must be made by written request to us at least 30 days prior to the retirement date.

If the net amount to be applied to an option is less than $3,000, we have the right to pay such amount in one sum. Also, if any initial payment would be less than $50, we have the right to change the frequency of payment to an interval that will result in payments of at least $50.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT - At the retirement date, the policy value as of 14 days prior to the retirement date, less any premium taxes and less any withdrawal charges, will be applied to the applicable annuity table. This will be done in accordance with the annuity payment option chosen. The amount payable for the first payment for each $1,000 so applied is shown in the annuity tables.

The annuity tables are based on the 1971 Individual Annuity Mortality Table (set back two years) with interest at 4.0%. Where requested and required by law unisex tables will be used.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST - The dollar amount of the variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. the dollar amount of the first annuity payment for each investment division is divided by the value of the annuity unit for the valuation period ending 14 days prior to the retirement date. This result establishes the number of annuity units for monthly annuity payments after the first. This number of annuity units remains fixed during the annuity payment period unless subsequently changed by reallocations.

2. the number of annuity units is multiplied by the annuity value for the valuation period 14 days prior to the annuity payment date. This result establishes the dollar amount of the payment for the investment division. The total payment is the sum of the payments for all investment divisions, less the pro-rata portion of the policy administration fee. We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

REALLOCATIONS DURING ANNUITY PAYMENT PERIOD - During the annuity payment period, the annuitant alone has the sole right to reallocate the value of the annuitant's interest in the investment divisions by written request to us, subject to the following limitations:
1. reallocations among investment divisions may be made only once each policy year.
2. reallocations will be made as of the next valuation period 14 days prior to the annuity payment date.
3. reallocations may cause the number of annuity units to change, but will not change the dollar amount of the annuity payment as of the reallocation date.


                                 ANNUITY TABLE
JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS
PER $1,000 PROCEEDS APPLIED

                    FEMALE AGE
MALE
AGE         50         55          60          65          70
50         4.20       4.34        4.47        4.59        4.69
55         4.29       4.47        4.65        4.82        4.98
60         4.35       4.58        4.81        5.06        5.29
65         4.41       4.66        4.96        5.29        5.63
70         4.45       4.73        5.08        5.49        5.96

LIFE ANNUITY PAYMENTS PER $1,000 PROCEEDS APPLIED

GUARANTEED PERIOD          GUARANTEED PERIOD
MALE          120       240       FEMALE               120
AGE  NONE    MONTHS   MONTHS       AGE         NONE   MONTHS  MONTHS
40     4.30    4.28    4.22         40         4.06    4.05    4.02
41     4.35    4.33    4.26         41         4.09    4.08    4.06
42     4.40    4.38    4.30         42         4.13    4.12    4.09
43     4.45    4.43    4.34         43         4.17    4.16    4.13
44     4.51    4.48    4.39         44         4.21    4.20    4.16
45     4.57    4.54    4.43         45         4.26    4.25    4.20
46     4.63    4.60    4.48         46         4.31    4.29    4.24
47     4.70    4.66    4.53         47         4.36    4.34    4.28
48     4.77    4.72    4.57         48         4.41    4.39    4.33
49     4.85    4.79    4.62         49         4.46    4.44    4.37

50     4.92    4.86    4.68         50         4.52    4.50    4.42
51     5.00    4.93    4.73         51         4.59    4.56    4.47
52     5.09    5.01    4.78         52         4.65    4.62    4.52
53     5.17    5.08    4.84         53         4.72    4.69    4.57
54     5.27    5.17    4.89         54         4.80    4.76    4.63

55     5.36    5.25    4.95         55         4.87    4.83    4.69
56     5.47    5.34    5.01         56         4.96    4.91    4.75
57     5.57    5.43    5.06         57         5.05    4.99    4.81
58     5.68    5.53    5.12         58         5.14    5.07    4.87
59     5.80    5.63    5.18         59         5.24    5.16    4.93

60     5.93    5.73    5.24         60         5.34    5.25    5.00
61     6.06    5.84    5.30         61         5.45    5.35    5.07
62     6.20    5.96    5.36         62         5.56    5.45    5.14
63     6.35    6.08    5.42         63         5.69    5.56    5.20
64     6.51    6.21    5.48         64         5.82    5.68    5.27

65     6.69    6.34    5.53         65         5.96    5.80    5.34
66     6.87    6.48    5.59         66         6.11    5.93    5.41
67     7.07    6.62    5.64         67         6.27    6.07    5.48
68     7.28    6.77    5.69         68         6.45    6.22    5.54
69     7.51    6.93    5.73         69         6.64    6.37    5.60

70     7.75    7.09    5.78         70         6.85    6.54    5.66
71     8.01    7.26    5.81         71         7.08    6.71    5.71
72     8.30    7.43    5.85         72         7.33    6.89    5.76
73     8.60    7.60    5.88         73         7.60    7.08    5.81
74     8.93    7.78    5.91         74         7.90    7.28    5.84

75     9.28    7.96    5.93         75         8.22    7.48    5.88
76     9.67    8.14    5.95         76         8.57    7.68    5.90
77    10.08    8.32    5.97         77         8.95    7.89    5.92
78    10.53    8.50    5.98         78         9.37    8.10    5.94
79    11.02    8.67    5.99         79         9.82    8.30    5.96

80    11.54    8.84    5.99         80        10.32    8.50    5.97
81    12.12    9.01    6.00         81        10.86    8.69    5.98
82    12.74    9.16    6.00         82        11.46    8.88    5.98
83    13.41    9.31    6.00         83        12.11    9.04    5.99
84    14.14    9.44    6.00         84        12.81    9.20    5.99
85    14.95    9.57    6.00         85        13.59    9.33    6.00


                                  9. WITHDRAWALS
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How Withdrawals May be Made - Prior to the earlier of the retirement date or the death of the annuitant, you may make withdrawals from the policy value. Partial withdrawals may not be made until after the waiting period shown in the Policy Data.

A withdrawal will be made from the investment divisions in the proportions that the value of each investment division bears to the variable account value, unless you instruct us otherwise.

Withdrawal Limits - A partial withdrawal may not be less $250.

The remaining policy value must not be less than $2,000 after a withdrawal. If the remaining policy value would be less than this $2,000, we will treat the request for partial withdrawal as a request for surrender of the policy for the full policy value less any withdrawal charges.

Free Withdrawals -1.  Each policy year you may withdraw the Free Withdrawal
     Amount without a withdrawal charge. The Free Withdrawal Amount is equal to 10% of the cumulative purchase payments.
2. You may request up to 4 withdrawals per policy year without a transaction charge.

Charges If You Exceed Free Withdrawal Limits -1. After the 4th withdrawal in a policy year, a $20 transaction charge may apply to each additional withdrawal.
2. After the Free Withdrawal Amount has been withdrawn in a policy year, withdrawal charges may apply to additional withdrawals. The withdrawal charge is determined by multiplying each purchase payment included in the withdrawal by the withdrawal charge rate applicable to the year in which the purchase payment was received. The withdrawal charge rates are as shown in the Policy Data.

For purposes of calculating the withdrawal charge:
     a. amounts withdrawn up to the Free Withdrawal Amount will not be considered a withdrawal of purchase payments;
     b. the oldest purchase payments will be treated as the first withdrawn and newer purchase payments next; and
     c. if the surrender value is withdrawn or applied under an annuity option, the withdrawal charge will apply to all purchase payments not previously assessed with a withdrawal charge.

Maximum Amount of Withdrawal Charges - After the sum of all withdrawals on which you have paid withdrawal charges equals the cumulative purchase payments, further withdrawals will not be subject to withdrawal charges. Also, in no event will the sum of the withdrawal charges you have paid, plus the sum of annual deductions made for sales expenses, exceed 8.5% of the cumulative purchase payments.

                           10. TERMINATION OF POLICY
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Unless the policy terminates under one of the following provisions, the policy will continue in force until the retirement date.
1.   If the surrender value is withdrawn, this policy will terminate.
2. If you make no purchase payments during a 24 month period and your previous purchase payments total less than $2,000, then we have the right to pay you the total policy value in a lump sum. We will, however, give you 30 days notice before exercising this right. If the total policy value is paid out under this provision, the policy will terminate.

                           11. VARIABLE ACCOUNT VALUE
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VARIABLE ACCOUNT VALUE - The variable account value is the sum of the values of the investment divisions under this policy. Those available as of the policy date are shown under Policy Data.

On the policy date, the value of the investment divisions is equal to the initial net purchase payment plus any accrued interest from date of receipt of the payment to the policy date.

On any subsequent date, the value of each investment division will be calculated as:

          a + b + c - d - e - f - g

where:
a. is the value of the investment division on the preceding valuation date, multiplied by the appropriate Net Investment Factor for the current valuation period;

b. is the amount of any net purchase payments allocated to the investment division during the current valuation period;

c. is the amount of any transfers from other investment divisions to the investment division during the current valuation period;

d. is the amount of any withdrawals, withdrawal charges, and transaction charges from the investment division during the current valuation period;

e. is the amount of any transfers to other investment divisions from the investment division during the current valuation period;

f. is the portion of any annual deduction during the current valuation period allocated to the investment division; and

g. is the portion of any deduction for premium taxes during the current valuation period allocated to the investment division.

ANNUAL DEDUCTIONS - On each of the first ten policy anniversary dates following receipt of a purchase payment, a deduction will be made for sales expenses. The deduction will be equal to the percentage of each purchase payment shown in the Policy Data on page 4.

No deduction for sales expenses will be made after the retirement date. In no event will the sum of annual deductions made for sales expenses, plus any withdrawal charges you have paid, exceed 8.5% of the cumulative purchase payments.

In addition, a deduction will be made on each policy anniversary for policy administration, not to exceed the amount shown under Policy Data. After the retirement date, the deduction for policy administration will be made pro-rata from each annuity payment.

DEDUCTION FOR PREMIUM TAXES -Any premium taxes levied by a state or other government entity will be charged against the purchase payments or variable account value when they are incurred.

                            12. INVESTMENT DIVISIONS
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THE INVESTMENT DIVISIONS - Each of the investment divisions is part of a variable account of ours. Those available as of the policy date are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the investment divisions. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENTS OF THE INVESTMENT DIVISIONS - Purchase payments, transfers, and withdrawals will be allocated as you specify. All other additions to or deductions from the investment divisions will be allocated in the proportion that the value of each investment division bears to the account value. Each investment division will buy or liquidate shares or units of the investment portfolio shown for that investment division under Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The variable account value will change due to the investment results of the investment divisions. We use an index to measure these changes in investment results. The index is called a unit value. Each investment division has its own accumulation and annuity unit values.

ACCUMULATION UNIT VALUE - For each investment division the accumulation unit values were initially set at $1.00. Thereafter, the unit value for a given valuation period is equal to the unit value for the prior valuation period multiplied by the net investment factor for the given valuation period.

At the end of any valuation period prior to the retirement date the value of an investment division is equal to the number of units multiplied by the unit value.

ANNUITY UNIT VALUE - For each investment division the annuity unit values were initially set at $1.00. Thereafter, the unit value for a given valuation period is equal to the unit value for the prior valuation period multiplied by (1) times (2) where:

1.   is the net investment factor for the given valuation period; and

2. is an interest factor which neutralizes the assumed investment rate of 4.0% per year, which is built into the mortality tables. The daily factor is .99989255.

NET INVESTMENT FACTOR/HOW IT IS DETERMINED -The net investment factor is an index applied to measure the investment performance of an investment division from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The net investment factor of an investment division for any valuation period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the result of:

     a. the net asset value per share or value per unit of the investment held in the investment division determined at the end of the current valuation period; plus

     b. the per share amount of any dividend or capital gain distributions made by the investment held in the investment division, if the "ex-dividend" date occurs during the current valuation period; plus or minus


     c. a charge or credit for any taxes reserved for the current valuation period which we determine to have resulted from the investment operations of the investment division;

2.   is the result of:

     a. the net asset value per share or value per unit of the investment held in the investment division, determined at the end of the last prior valuation period; plus or minus

     b. the charge or credit for any taxes reserved for the last prior valuation period;

3.  is a deduction for certain mortality and expense risks that we assume.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the investment divisions, computed on a daily basis starting on the policy date, which compensates us for the mortality and expense risks assumed by us under this policy. The daily deduction rate is shown under Policy Data.

CHANGES IN THE INVESTMENT DIVISIONS - This would happen if laws or regulations changed, we added investment divisions, the investment portfolio became unavailable or, in our judgement, the investment was no longer suitable for the investment divisions. If any of these situations occurred, we would have the right to add or substitute investments other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. The variable account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if
     we deem it to be in the best interest of   the policy owners.

2. The variable account may be registered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The variable account may be combined with other separate investment accounts.

4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in the variable account and take other actions as may be necessary to effect such a change.

TRANSFERS MADE AMONG YOUR INVESTMENT DIVISIONS - By written request or other requests acceptable to us, you may transfer all or part of the value of an investment division to one or more of the other investment divisions. The amount transferred, however, must be at least: 1)$500; or 2)the total value in the investment division, if less. Only twelve such transfers may be made in a policy year prior to the retirement date. After the retirement date, one reallocation of investment divisions per year may be made; see Annuity Provisions. We may further suspend or modify this transfer privilege at any time with the necessary approval of the Security and Exchange Commission.

                      13. DELAY OR SUSPENSION OF PAYMENTS
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We will normally pay the partial withdrawal amount or the surrender value within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any payment for any period:
1.   When the New York Stock Exchange is closed
2.   When trading on the New York Stock Exchange is restricted
3.   When an emergency exists, and as a result:
     a. disposal of securities held in the investment divisions is not reasonably practicable; or
     b. it is not reasonably practicable to fairly determine the value of the investment divisions; or
4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.